Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2009 with respect to the combined financial statements of Atlas Arkansas Pipeline, LLC and Mid-Continent Arkansas Pipeline, LLC in the Current Report of Spectra Energy Partners, LP on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Spectra Energy Partners, LP on Form S-3 (File No. 333-158097, effective May 19, 2009) and on Form S-8 (File No. 333-144315, effective July 3, 2007).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

June 26, 2009